Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point P.O. Box 1122 (23218-1122) Richmond, Virginia 23219 804.697.1200 telephone troutmansanders.com

December 3, 2015

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

Re:	Prospectus Supplement dated December 3, 2015

Ladies and Gentlemen:

We have acted as counsel to WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement” and together with the Prospectus (as herein defined), the “Final Prospectus”) relating to the Company’s Registration Statement on Form S-3, file number 333-202318 (as the same may be amended and supplemented, and including the accompanying base prospectus, dated March 12, 2015 (the “Prospectus”), the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), and relating to the issuance, offer and sale by the Company of up to 1,656,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), to Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc., as underwriters (the “Underwriters”), which includes 216,000 shares subject to the Underwriters’ option to purchase additional shares, pursuant to an Underwriting Agreement dated December 3, 2015, between the Company and Keefe, Bruyette & Woods, Inc. for itself and as representative of the Underwriters set forth therein (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Prospectus Supplement, the Final Prospectus, the Underwriting Agreement and the sale and issuance of the Shares to the Underwriters pursuant to the Underwriting Agreement, (iii) a specimen certificate representing the Common Stock, (iv) the Registration Statement and exhibits thereto, (v) the Underwriting Agreement and (vi) the Final Prospectus.

ATLANTA    BEIJING    CHARLOTTE    CHICAGO    HONG KONG    NEW YORK    ORANGE COUNTY    PORTLAND     RALEIGH

RICHMOND    SAN DIEGO    SAN FRANCISCO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

WashingtonFirst Bankshares, Inc.

December 3, 2015

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP